UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Starbucks Corporation

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On January 22, 2010, Starbucks Corporation filed a proxy statement with the Securities and Exchange Commission for its fiscal 2009 annual meeting of shareholders to be held on March 24, 2010.
To provide additional clarification regarding Mr. Schultz’s compensation as reported in the Company’s fiscal 2009 proxy statement, the Company provided the additional information below at the request of an institutional shareholder advisory service and to certain institutional investors.
Mr. Schultz led the Company as its founder and chairman and chief executive officer from 1987 to 2000. During that period, Mr. Schultz was the architect of the Starbucks brand and the visionary behind the unique customer experience that is at the heart of the Company’s success. After 2000, Mr. Schultz served as chairman of the board of directors, focusing on the Company’s global strategies and expansion. Because of unique challenges facing the Company at the time, the Company’s board of directors in January 2008 asked Mr. Schultz to return to the additional role of chief executive officer. The board believed that there was no better person to lead a series of initiatives the board believed necessary to increase shareholder value by driving change and ensuring that Starbucks is positioned to innovate, execute and relentlessly focus the entire organization on the customer.
In support of these goals, the compensation committee of the board of directors determined that Mr. Schultz’s target compensation for fiscal 2009 would be adjusted to be tied primarily to increasing the Company’s share price. Thus, he did not participate in the Company’s annual incentive bonus plan and instead received a compensation package that consisted of base salary and a long-term incentive award consisting only of stock options. In addition, in January 2009 the compensation committee, upon Mr. Schultz’s request, reduced his base salary for fiscal 2009 from $1.19 million to $6,900 effective March 30, 2009.
Mr. Schultz’s performance for fiscal 2009 greatly exceeded the board of director’s expectations, through his extraordinary leadership in a transformational year. He drove the Company to achieve strong financial results for the year despite the extraordinary challenges facing the Company in a period of unprecedented global financial turmoil, and made significant progress in transforming Starbucks and returning the Company to sustainable, profitable growth while preserving its values and guiding principles. Starbucks delivered strong financial results by applying a more disciplined focus on operations and introducing numerous initiatives to permanently improve the Company’s cost structure. For fiscal 2009, these measures resulted in a full-year cost savings of approximately $580 million (exceeding the most recent target by $30 million), an earnings per share increase of 21% from the prior year and an operating margin improvement of 80 basis points from the prior year. In addition, the Company’s transformational objectives were accomplished in a shorter period of time than expected by the Company’s board of directors. In view of Mr. Schultz’s extraordinary performance and in light of the Company’s improved financial results, the compensation committee determined that Mr. Schultz merited a discretionary bonus award of $1 million.
As noted in the Company’s fiscal 2009 proxy statement, the adjustments made to Mr. Schultz’s compensation for fiscal 2009 will not continue. Mr. Schultz will resume participation in the same elements of compensation as other executives, including participation in the annual incentive bonus plan and a reinstatement of his salary.
Security services were provided to Mr. Schultz in 2009 and prior years because of the risks associated with his status as a high profile founder of a large, multinational corporation which operates in high-risk geographies around the world. As discussed above, Mr. Schultz is closely identified with the Starbucks brand, and the board firmly believes his vision and leadership are critical components of Starbucks success. Accordingly, the board believes it is in the best interest of the Company and its shareholders to protect Mr. Schultz. In addition, the Company prudently reviewed Mr. Schultz’s security program in 2009. The security expenses are considered by the Company as a necessary business expense notwithstanding the incidental personal benefit to Mr. Schultz.
As discussed in the fiscal 2009 proxy statement, the Company in fiscal 2005 terminated its obligations to pay premiums under split-dollar life insurance arrangements with Mr. Schultz in exchange for an annual cash payment in an amount sufficient for him to acquire a like benefit. After further consideration and consultation with the chair of the compensation committee, Mr. Schultz has voluntarily agreed to forego this benefit effective fiscal 2010.